UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 20, 2016

Reynolds American Inc.

(Exact Name of Registrant as Specified in Charter)

North Carolina	1-32258	20-0546644
(State or Other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

401 North Main Street

Winston-Salem, North Carolina 27101

(Address of Principal Executive Offices) (ZIP Code)

Registrant’s telephone number, including area code: (336) 741 2000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Between July 18, 2014 and August 12, 2014, shareholders of Lorillard, Inc (“Lorillard”) filed purported class action lawsuits in the Court of Chancery in the State of Delaware (the “Court of Chancery”) related to the proposed merger between Lorillard and Reynolds American Inc. (“RAI”). In these lawsuits, captioned In re Lorillard, Inc. Stockholders Litigation, C.A. No. 9904-CB (the “Consolidated Actions”), plaintiffs alleged that the transaction offered unfair and inadequate consideration for Lorillard stock and sought additional disclosure of facts relating to the merger in connection with the shareholder vote thereon, higher merger consideration and monetary damages.

RAI and Lorillard subsequently filed supplemental disclosures that had the effect of mooting plaintiffs’ disclosure claims. These supplemental disclosures provided additional information regarding the fairness opinion and financial valuation analyses provided to the Lorillard board of directors by its financial advisors, the background of the merger and alternatives to the merger that were considered by the Lorillard board of directors, and the timing of discussions regarding the composition of the board of directors of the combined company and employment of Lorillard management.

On May 18, 2016, the Court of Chancery entered an order dismissing the Consolidated Actions with prejudice as to certain plaintiffs and without prejudice as to all other plaintiffs and members of the putative class. Pursuant to the order, the Court of Chancery retained jurisdiction solely for the purpose of determining the plaintiffs’ counsel’s application for an award of attorneys’ fees and reimbursement of expenses.

After negotiations with plaintiffs’ counsel, RAI has agreed to pay fees and expenses of $215,000 within ten days of the entry of an order closing the Consolidated Actions, in full satisfaction of plaintiffs’ counsel’s claim for attorneys’ fees and expenses related to the Consolidated Actions. The Court of Chancery has not approved or ruled upon this payment of attorneys’ fees and expenses.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 20, 2016

REYNOLDS AMERICAN INC.

By:	/s/ McDara P. Folan, III
Name:	McDara P. Folan, III
Title:	Senior Vice President, Deputy General Counsel and Secretary